Exhibit 99.1
[LOGO]

FOR IMMEDIATE RELEASE

Level 3 Contacts:
News Media:       Josh Howell                      Investors:       Julie Stangl
                  720/888-2517                                      720/888-2500

                  Steve Ingish
                  720/888-2521

              LEVEL 3 COMMUNICATIONS PRICES DEBT SECURITY OFFERINGS

   U.S. Debt Securities Generate Approximately $1.4 Billion of Gross Proceeds
      And Euro Debt Offerings Generate 800(Euro) Million of Gross Proceeds

               Net Proceeds to be Used to Implement Business Plan

     BROOMFIELD, COLORADO, February 24, 2000 - Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it had priced an offering of three tranches of U.S. dollar denominated debt securities and two tranches of Euro denominated debt securities.

U.S. Debt Securities

     The company has agreed to sell $800 million aggregate principal amount of 11% Senior Notes due 2008, $675 million aggregate principal amount at maturity of 12?% Senior Discount Notes due 2010 (resulting in gross proceeds to the company of approximately $359.829 million) and $250 million aggregate principal amount of 11 1/4% Senior Notes due 2010 (collectively, the Notes). The 11% Senior Notes due 2008 will mature on March 15, 2008, the 12?% Senior Discount Notes due 2010 will mature on March 15, 2010 and the 11 1/4% Senior Notes due 2010 will mature on March 15, 2010. The Notes are senior, unsecured obligations of Level 3, ranking pari passu with all existing and future senior unsecured indebtedness of Level 3. Cash interest on the 11% Senior Notes due 2008 and the 11 1/4% Senior Notes due 2010 is payable semiannually on March 15 and September 15 of each year, commencing on September 15, 2000. Cash interest will not accrue on the 12?% Senior Discount Notes due 2010 prior to March 15, 2005. After March 15, 2005, cash interest will accrue on the 12?% Senior Discount Notes due 2010 and will be payable semiannually on March 15 and September 15 of each year, commencing on September 15, 2005.

Euro Debt Securities

     The company also announced that it had priced an offering of two tranches of Euro denominated debt securities. The company agreed to sell 500(Euro) million aggregate principal amount of 10 3/4% Senior Notes due 2008 and 300(Euro) million aggregate principal amount of 11 1/4% Senior Notes due 2010 (collectively, the Euro Notes). The 10 3/4% Senior Notes due 2008 will mature on March 15, 2008 and the 11 1/4% Senior Notes due 2010 will mature on March 15, 2010. The Euro Notes are senior, unsecured obligations of Level 3, ranking pari passu with all existing and future senior unsecured indebtedness of Level 3. Cash interest on the Euro Notes is payable semiannually on March 15 and September 15 of each year, commencing on September 15, 2000.

     Level 3 currently intends to use the net proceeds of these offerings for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of its business plan. Although the company evaluates potential acquisitions from time to time, the company has no agreement or understanding with any person to effect any material acquisition.

     The Notes and the Euro Notes offered by Level 3 were sold in a private offering to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933 and the Euro Notes were also sold outside the United States under Regulation S under the Securities Act of 1933. The Notes and the Euro Notes will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications

     Level 3 (Nasdaq:LVLT) is a communications and information services company offering a wide selection of IP-based services including broadband transport, colocation services, submarine transmission services and the industry's first Softswitch* based services. Level 3 offers services primarily to Web-centric companies that deliver their services over the Level 3 Network. The Level 3 Network will include metropolitan networks in 56 U.S. markets and 21 international markets connected by an approximately 16,000 mile U.S. intercity (long-distance) network, an approximately 4,750 mile European intercity network and both transpacific and transatlantic undersea cables. The U.S. and first two rings of the European intercity network are expected to be substantially completed during the fourth quarter of 2000. Level 3 currently offers Internet infrastructure services in 27 U.S. cities and four European markets. Its Web address is www.Level3.com.

(* Softswitches are advanced software based switching systems, which enable Level 3 to provide services combining the best features of the Internet and traditional telephone networks.)

Forward Looking Statement

     The statements made by Level 3 in this press release may be forward looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in its target markets. Additional information concerning these and other potential important factors can be found within Level 3's filings with the U.S. Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.